                                                                    EXHIBIT 99.1

[TECHTEAM LOGO]                                                      NEWSRELEASE

                                                             NASDAQ-NM -- "TEAM"

FOR IMMEDIATE RELEASE, Tuesday, February 21, 2006

TECHTEAM GLOBAL REPORTS RECORD EARNINGS OF $.54 PER SHARE FOR 2005; $.09 PER SHARE FOR FOURTH QUARTER 2005

      - Revenue growth of 30.1% to $166.5 million for 2005; 22.6% for fourth quarter 2005 (4Q05)

      - Gross profit increase of 37.6% to $42.1 million for 2005; 32.9% for 4Q05

      -     Record operating income of $7.19 million for 2005; $907,000 for 4Q05

      -     Record net income of $5.47 million for 2005; $911,000 for 4Q05

      - Cash flow from operations of $10.5 million for 2005; $2.03 million for 4Q05

SOUTHFIELD, MICHIGAN, February 21, 2006...TECHTEAM GLOBAL, INC., (Nasdaq: TEAM), a worldwide provider of information technology and business process outsourcing support services, today reported record net income of $5.47 million, or $.54 per diluted common share -- annual income and earnings per share records for the Company -- for the twelve months ended December 31, 2005. The Company also reported net income of $911,000, or $.09 per diluted common share, for the three months ended December 31, 2005. For the twelve months ended December 31, 2004, TechTeam reported net income of $4.73 million, or $.49 per diluted common share, while the Company reported net income of $1.51 million, or $.16 per diluted common share, for the three months ended December 31, 2004.

Excluding the net income contributed from Sytel, Inc. (Sytel) and TechTeam Akela SRL (Akela), wholly-owned subsidiaries of the Company acquired on January 3, 2005 and October 3, 2005, respectively, net income was $3.89 million, or $.39 per diluted common share, for the twelve months ended December 31, 2005. Excluding Sytel and Akela, net income was $886,000, or $.09 per diluted common share, for the three months ended December 31, 2005.

Total Company revenue grew 30.1% to a record annual amount of $166.5 million for the twelve months ended December 31, 2005, an increase from $128.0 million in 2004. Total revenue grew 22.6% to $40.9 million for the three months ended December 31, 2005, an increase from $33.3 million for the comparable period in 2004. Excluding the revenue contributed by Sytel and Akela, revenue grew 5.2% from 2004 to $134.6 million for the twelve months ended December 31, 2005 and grew 2.0% to $34.0 million for the three months ended December 31, 2005 from the comparable period in 2004.

                                   -- More --

[TECHTEAM LOGO]                                                      NEWSRELEASE

Gross profit improved 37.6% to $42.1 million for the twelve months ended December 31, 2005, from $30.6 million in 2004. Gross profit grew 32.9% to $10.0 million for the three months ended December 31, 2005, an increase from $7.55 million for the comparable period in 2004. Excluding the gross profit contributed by Sytel and Akela, gross profit grew 9.4% from 2004 to $33.5 million for the twelve months ended December 31, 2005 and grew 9.3% to $8.25 million for the three months ended December 31, 2005 from the comparable period in 2004. The Company's gross profit for the three and twelve months ended December 31, 2004 included a pre-tax charge to income of $485,000 related to the impairment of a certain software asset.

The Company's gross profit for the three months ended December 31, 2005 was adversely effected by (1) a reduction in revenue from the previously-disclosed loss of the maintenance services contract between the Company's subsidiary, Sytel, Inc., and the United States Department of State, which resulted in a loss of approximately $1.4 million in revenue during the fourth quarter, and (2) a decline in the Company's gross margin (gross profit expressed as a percentage of revenue) due in part to start-up costs associated with the launch of several new customer contracts in North America which were not fully recovered during the fourth quarter.

The Company's gross margin performance improved to 25.3% for the twelve months ended December 31, 2005 from 23.9% in 2004. Gross margin improved to 24.6% for the three months ended December 31, 2005 from 22.7% for the comparable period in 2004. Excluding the results of Sytel and Akela, gross margin was 24.9% for the twelve months ended December 31, 2005 and was 24.3% for the three months ended December 31, 2005.

Selling, general, and administrative (SG&A) expense was $34.9 million for the twelve months ended December 31, 2005, or 21.0% of the Company's total revenue of $166.5 million. SG&A expense was $9.12 million for the three months ended December 31, 2005, or 22.3% of the Company's total revenue of $40.9 million. Excluding Sytel and Akela, SG&A expense was $28.8 million for the twelve months ended December 31, 2005, compared with $24.0 million in 2004, and $7.35 million for the three months ended December 31, 2005, compared with $6.11 million for the comparable period in 2004.

While the Company reported an increase of 22.6% in revenue from the fourth quarter of 2004 to the same period in 2005 and also reported an increase in its gross margin performance from 22.7% to 24.6%, respectively, between the same periods, the Company's reported net income declined by 39.5%, from $1.51 million for the fourth quarter of 2004 to $911,000 for the fourth quarter of 2005. This reduction in earnings was principally due to an increase of 49.3% in the Company's SG&A expense, which increased from $6.11 million in the fourth quarter of 2004 to $9.12 million in the fourth quarter of 2005.

This increase of approximately $3.01 million in SG&A expense can be primarily attributed to the following incremental expenditures which occurred during the fourth quarter of 2005: SG&A expense contributed as the result of the acquisition of Sytel ($1.54 million); SG&A expense contributed as the result of the acquisition of Akela ($234,000); favorable adjustment made to the Company's fourth quarter 2004 results related to Michigan Single Business Tax (recorded in SG&A expense), which had the effect of making the Company's total fourth quarter 2004 SG&A expense appear less than it would otherwise have been ($387,000); costs related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ($503,000); and, fees related to the search for the Company's new chief executive officer ($223,000).

                                   -- More --

[TECHTEAM LOGO]                                                      NEWSRELEASE

Operating income grew 9.8% to $7.19 million for the twelve months ended December 31, 2005, an increase from $6.55 million for 2004. Operating income declined 36.9% to $907,000 for the three months ended December 31, 2005, from $1.44 million for the comparable period in 2004, primarily due to the aforementioned increase in SG&A expense.

Commenting on the Company's financial results, David W. Morgan, TechTeam Global's Vice President of Finance & Business Development, Chief Financial Officer, and Treasurer, stated, "TechTeam delivered top-line revenue growth of 30% in 2005 while posting record income of $5.47 million and earnings of $.54 per share. In addition to integrating the acquisition of two important companies in 2005 -- Sytel, Inc. and Akela Informatique SRL -- we continued to expand our help desk operations in Bucharest, Romania and grew our revenue by 5.2% before considering the addition of Sytel and Akela."

Morgan added, "Unfortunately, TechTeam ended 2005 with a disappointing quarter. However, with the successful launch of several new customer projects during the fourth quarter of 2005 and the first half of 2006, we believe TechTeam is well positioned to continue executing on our aggressive global strategy. TechTeam also began 2006 with a solid balance sheet, net cash reserves of $24 million, and a very talented employee base. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."

Other significant components of TechTeam Global's fourth quarter and full-year 2005 performance include the following:

      - Revenue from our European operations increased 21.4% to $50.0 million for the twelve months ended December 31, 2005 from $41.2 million in 2004. Revenue increased 7.1% to $13.0 million for the three months ended December 31, 2005 from $12.2 million for the comparable period in 2004.

      - Net cash provided by operating activities was $10.5 million for the twelve months ended December 31, 2005, versus $10.0 million in 2004. Excluding net cash provided from discontinued operations in 2004 ($1.19 million), net cash provided by operating activities increased 17.7% in 2005 from $8.94 million in 2004. Free cash flow (net cash provided by operating activities less capital expenditures) was $6.81 million for the twelve months ended December 31, 2005, versus $7.57 million in 2004, a decrease of 10.1%. Excluding net cash provided from discontinued operations, free cash flow was $6.38 million for the twelve months ended December 31, 2004.

      - Capital expenditures increased from $2.47 million for the twelve months ended December 31, 2004 to $3.67 million for the comparable period in 2005, an increase of 48.8%.

                                   -- More --

[TECHTEAM LOGO]                                                      NEWSRELEASE

      - For the twelve months ended December 31, 2005, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) from continuing operations was $12.9 million, compared with EBITDA from continuing operations of $11.3 million for 2004, an increase of 14.1%. For the three months ended December 31, 2005, EBITDA from continuing operations was $2.51 million, compared with EBITDA from continuing operations of $3.23 million for the comparable period in 2004, a decrease of 22.3%.

            Excluding the results of Sytel and Akela, EBITDA from continuing operations was $8.96 million for the twelve months ended December 31, 2005, a decrease of 20.7% from 2004. Excluding the results of Sytel and Akela, EBITDA from continuing operations was $2.09 million for the three months ended December 31, 2005, a decrease of 35.4% from the comparable period in 2004.

            The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

      - Total cash and cash equivalents were $34.8 million as of December 31, 2005, while long-term debt was $10.9 million as of the same date. This represents $2.40 in net cash and cash equivalents per common share outstanding as of the end of 2005. This compares to net total cash and cash equivalents of $40.4 million and $4.61 per common share as of December 31, 2004. (The Company had no long-term debt as of December 31, 2004.)

      - Total shareholders' equity increased to $78.2 million as of December 31, 2005 from $66.7 million at December 31, 2004, principally due to increases of $9.71 million in the Company's paid-in capital -- $4.99 million of which was due to the conversion of outstanding preferred stock of the Company to common stock by the preferred shareholder -- and $5.47 million in retained earnings. The Company's net book value increased from $7.60 per common share outstanding at December 31, 2004 to $7.87 per common share outstanding at December 31, 2005.

      - For the twelve months ended December 31, 2005, the basic weighted average number of common shares outstanding was 9,752,169 and the diluted weighted number of common shares and common share equivalents outstanding was 10,075,783. For the three months ended December 31, 2005, the basic weighted average number of common shares outstanding was 9,929,960 and the diluted weighted number of common shares outstanding was 10,114,754. The number of common shares outstanding as of December 31, 2005 was 9,943,262.

                                   -- More --

[TECHTEAM LOGO]                                                      NEWSRELEASE

TECHTEAM GLOBAL, INC. will also host an investor teleconference to discuss its fourth-quarter 2005 financial results at 8:30 a.m. EST, today, Tuesday, February 21, 2006.

To access a simultaneous Webcast of the teleconference, go to the TechTeam Global Web site at www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 10:30 a.m. EST, on Tuesday, February 21, 2006. This toll-free replay will be available until 11:59 p.m. EST, on Tuesday, March 7, 2006. To listen to the teleconference replay, call 877-660-6853. (Outside the United States, call +1-201-612-7415.) When prompted, enter the TechTeam account number: 286, and conference number:
192404.

TechTeam anticipates announcing its subsequent quarterly financial results for 2006 on April 27, July 27, and October 26. However, these dates are subject to change. Consult the Company's Web site for the most current information. Future earnings announcements will be made at approximately 4:05 p.m. ET with investor teleconferences to follow at 4:30 p.m. ET.

TECHTEAM GLOBAL, INC. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 800-522-4451.

                                   -- More --

[TECHTEAM LOGO]                                                      NEWSRELEASE

SAFE HARBOR STATEMENT

The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, the effects of having an activist shareholder, including increased legal fees, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, and the Company's ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

                   FINANCIAL TABLES TO FOLLOW ON THE NEXT PAGE

[TECHTEAM LOGO]                                                      NEWSRELEASE

                                 FINANCIAL DATA

                              TECHTEAM GLOBAL, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                      (In thousands, except per share data)

                                             THREE MONTHS ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                           -----------------------------------     -----------------------------------
                                                                          %                                      %
                                             2005         2004         CHANGE        2005          2004        CHANGE
                                           --------     --------      --------     --------      ---------    --------
REVENUE
   Diversified IT outsourcing              $ 18,147     $ 19,207        (5.5)%     $ 73,777      $ 74,608       (1.1)%
   Government technology services            11,930        5,993        99.1%        55,592        25,712        116%
   IT consulting and systems
   integration                                7,912        6,322        25.2%        27,602        19,668       40.3%
   Technical staffing                         2,144        1,679        27.7%         8,243         7,445       10.7%
   Software-related services                    516           --                        516            --
   Learning services                            211          115        83.5%           767           555       38.2%
                                           --------     --------                   --------      --------
TOTAL REVENUE                                40,860       33,316        22.6%       166,497       127,988       30.1%
                                           --------     --------                   --------      --------
COST OF REVENUE
   Diversified IT outsourcing                13,738       14,153        (2.9)%       55,378        55,048        0.6%
   Government technology services             8,584        4,295        99.9%        39,644        18,963        109%
   IT consulting and systems
     integration                              6,126        5,211        17.6%        21,853        16,310       34.0%
   Technical staffing                         1,871        1,519        23.2%         6,621         6,144        7.8%
   Software-related services                    350           --                        350            --
   Learning services                            160          103        55.3%           568           451       25.9%
   Asset impairment loss                         --          485                         --           485
                                           --------     --------                   --------      --------
TOTAL COST OF REVENUE                        30,829       25,766        19.6%       124,414        97,401       27.7%
                                           --------     --------                   --------      --------
GROSS PROFIT                                 10,031        7,550        32.9%        42,083        30,587       37.6%
   SG&A expense                               9,124        6,112        49.3%        34,892        24,040       45.1%
                                           --------     --------                   --------      --------
OPERATING INCOME                                907        1,438       (36.9)%        7,191         6,547        9.8%
   Net interest income                           75          216                        390           719
   Foreign currency transaction gain
   (loss)                                       218          176                        215           (91)
                                           --------     --------                   --------      --------
INCOME FROM CONTINUING OPERATIONS             1,200        1,830       (34.4)%        7,796         7,175        8.7%
   BEFORE INCOME TAXES

   Income tax provision                         304          385                      2,402         2,547
                                           --------     --------                   --------      --------
INCOME FROM CONTINUING OPERATIONS               896        1,445       (38.0)%        5,394         4,628       16.6%
   Income from discontinued operations,
     net of tax                                  15           61                         74            97
                                           --------     --------                   --------      --------
NET INCOME                                 $    911      $ 1,506       (39.5)%      $ 5,468       $ 4,725       15.7%
                                           ========     ========                   ========      ========

                            (Continued on next page)

[TECHTEAM LOGO]                                                      NEWSRELEASE

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                      (In thousands, except per share data)

                                      THREE MONTHS ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                     ---------------------------------    ----------------------------------
                                       2005         2004          %         2005         2004           %
                                                                CHANGE                                CHANGE
                                     --------     --------      ------    --------     --------       ------
NET INCOME                           $    911     $  1,506      (39.5)%   $  5,468     $  4,725        15.7%
                                     --------     --------                --------     --------
DILUTED EARNINGS PER
   COMMON SHARE

   Continuing operations             $   0.09     $   0.15                $   0.54     $   0.48
                                     --------     --------                --------     --------
   Discontinued operations           $   0.00     $   0.01                $   0.01     $   0.01
                                     --------     --------                --------     --------
   Total                             $   0.09     $   0.16                $   0.54     $   0.49
                                     ========     ========                ========     ========
Diluted weighted average common
   shares and common share
   equivalents                         10,115        9,655        4.8%      10,076        9,594         5.0%
                                     ========     ========                ========     ========
EBITDA FROM CONTINUING
   OPERATIONS[1]                     $  2,509     $  3,228      (22.3)%   $ 12,895     $ 11,303        14.1%
                                     ========     ========                ========     ========
[1]RECONCILIATION OF OPERATING
   INCOME TO EBITDA FROM
   CONTINUING OPERATIONS

   Operating income                  $    907     $  1,438      (36.9)%   $  7,191     $  6,547         9.8%
   Depreciation and amortization        1,384        1,614      (14.3)%      5,489        4,847        13.2%

   Foreign currency
     transaction gain (loss)              218          176                     215          (91)
                                     --------     --------                --------     --------
EBITDA FROM CONTINUING
   OPERATIONS                        $  2,509     $  3,228      (22.3)%   $ 12,895     $ 11,303        14.1%
                                     ========     ========                ========     ========

[TECHTEAM LOGO]                                                      NEWSRELEASE

       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

                                 (In thousands)

                                                    DECEMBER 31,   DECEMBER 31,
                                                        2005           2004            CHANGE
                                                    ------------   ------------        ------
CURRENT ASSETS
   Cash and cash equivalents                        $     34,756   $     40,436        (14.0)%
   Accounts receivable, less reserves                     43,696         28,888         51.3%
   Other current assets                                    2,738          2,385         14.8%
                                                    ------------   ------------
Total Current Assets                                      81,190         71,709         13.2%

NET PROPERTY, EQUIPMENT, AND PURCHASED SOFTWARE            8,063          8,382         (3.8)%

OTHER ASSETS

   Goodwill                                               22,104          4,768          364%
   Intangibles, less accumulated amortization             11,213          3,672          205%
   Other                                                     440            456         (3.5)%
                                                    ------------   ------------
Total Other Assets                                        33,757          8,896          279%
                                                    ------------   ------------

TOTAL ASSETS                                        $    123,010   $     88,987         38.2%
                                                    ============   ============

CURRENT LIABILITIES

   Accounts payable                                 $     12,753   $      3,707          244%
   Accrued payroll, related taxes, and withholdings       10,020          7,485         33.9%
   Accrued liabilities                                     7,882          4,436         77.7%
                                                    ------------   ------------
Total Current Liabilities                                 30,655         15,628         96.2%

LONG-TERM LIABILITIES

   Long-term debt                                         10,937             --           --
   Deferred income tax liability                           2,614          1,285          103%
   Other long-term liabilities                               564            414         36.2%
                                                    ------------   ------------

Total Long-Term Liabilities                               14,115          1,699          731%

REDEEMABLE CONVERTIBLE PREFERRED STOCK                        --          5,000         (100)%

SHAREHOLDERS' EQUITY

   Common stock                                               99             88         12.5%
   Additional paid-in capital                             69,148         59,437         16.3%
   Unamortized deferred compensation                        (866)          (533)        62.5%
   Retained earnings                                      10,261          4,793          114%
   Accumulated other comprehensive income (loss)            (402)         2,875         (114)%
                                                    ------------   ------------
Total Shareholders' Equity                                78,240         66,660         17.4%
                                                    ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $    123,010   $     88,987         38.2%
                                                    ============   ============

[TECHTEAM LOGO]                                                      NEWSRELEASE

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (In thousands)

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                                   2005          2004
                                                                 --------       -------
OPERATING ACTIVITIES
   Net Income                                                    $  5,468      $  4,725
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization                                5,489         4,847
       Other adjustments                                             (474)         (634)
       Income from discontinued operations                            (74)          (97)
       Net operating cash flow from discontinued operations            65         1,193
                                                                 --------      --------
Net cash provided by operating activities                          10,474        10,034
                                                                 --------      --------

INVESTING ACTIVITIES
   Purchase of property, equipment, and software, net              (3,669)       (2,465)
   Cash paid for acquisitions, net of cash acquired               (24,695)       (1,036)
                                                                 --------      --------
Net cash used in investing activities                             (28,364)       (3,501)
                                                                 --------      --------

FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt                        18,033            --
   Proceeds from issuance of Company common stock                   3,006         1,387
   Payments on long-term debt and notes payable                    (7,122)         (885)
   Purchase and retirement of Company common stock                     --        (2,744)
   Net financing cash flow from discontinued operations               (11)         (219)
                                                                 --------      --------
Net cash provided by (used in) financing activities                13,906        (2,461)
                                                                 --------      --------
Effect of exchange rate changes on cash and cash equivalents       (1,696)        1,169
                                                                 --------      --------
Increase (decrease) in cash and cash equivalents                   (5,680)        5,241
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   40,436        35,195
                                                                 --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $ 34,756      $ 40,436
                                                                 ========      ========

                                       ###

CONTACTS:

TECHTEAM GLOBAL, INC.                                 TECHTEAM GLOBAL, INC.
David W. Morgan                                       Norma F. Robbins
Vice President, Chief Financial Officer,              Investor Relations Manager
and Treasurer                                         (248) 357-2866
(248) 357-2866                                        nrobbins@techteam.com
dmorgan@techteam.com